CONSULTING AGREEMENT

     THIS AGREEMENT (the "Agreement"), is made and entered into as of this 20th day of November, 2000, by and between JOHN TAYLOR, with offices at 20 Cedar Grove, Amersham, Buchinghamshire HP7 9BG, U.K. ("Consultant") and FONECASH, INC., with offices at 90 Park Avenue, Suite 1700, New York, New York 10016 ("Company") (together the "Parties").

     WHEREAS, the Parties desire to formalize the terms and conditions under which Consultant shall provide consulting services to the Company;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.   Term  of  Agreement  and  Renewal.

     The Agreement shall remain in effect from the date of execution hereof through the expiration of a one year period, and may be renewed upon the mutual consent of the Parties.

2.   Nature  of  Services  to  be  Rendered.

     Consultant shall provide the Company with consulting services, including, but not limited to, utilizing reasonable efforts to locate a licensee for the Company's proprietary technology on a non-exclusive basis in the United Kingdom.

3.   Compensation.

     As compensation for his consulting services rendered hereunder, the Company shall issue to the Consultant 250,000 shares of the Company's common stock, par value per share; and

4.   Warranties  and  Representations  of  the  Consultant.

     In order to induce the Company to enter into this Agreement, the Consultant hereby makes the following unconditional warranties and representations:

     (a) Consultant is not now a party to a consulting agreement with any other corporation or entity involved in a business which is the same as or similar to the Company's.

     (b) Consultant is permitted to provide consulting services to any corporation or entity engaged in a business identical or similar to the Company's, provided, however, that the Consultant shall keep confidential all information it receives from the Company which is of a confidential or proprietary nature, without disclosure to or for the benefit of any third parties.

5.   Warranties  and  Representations  of  the  Company.

     In order to induce the Consultant to enter into this Agreement, the Company hereby makes the following unconditional warranties and representations:

     (a) The Company is not a party to any other contract or agreement with terms identical to those contained herein.

     (b) The Company acknowledges that Consultant does not guarantee its ability to cause the consumption of any contract or merger or acquisition with any corporate candidate.

6.   Issuance  of  Stock  Certificate  to  Consultant.

     The Company shall cause to be issued and delivered to Consultant the Stock Certificate bearing the signatures of its President and Secretary. The Company shall take all corporate action necessary for the Stock Certificate issuance to be legally valid and irrevocable, including obtaining the prior unanimous written consent of its Board of Directors.

7.   Registration  Obligations.

     The Company expressly agrees to register, with the Securities and Exchange Commission, the shares of common stock underlying the options issued herein in a registration statement on Form S-8, if and when available (and all related qualifications under the state securities laws.

8.   Expense  Reimbursement.

     Consultant shall be entitled to receive cash reimbursement, and the Company shall provide cash reimbursement, of all cash expenses paid by Consultant on behalf of the Company in performance of his duties hereunder. Such expenses shall include without limitation expenses for communications and travel. In no event, however, will Consultant incur on behalf of the Company an expense in excess of $500 without the prior written consent of the Company.

9.   Indemnification  of  Consultant  by  the  Company.

     The Company shall indemnify and hold harmless Consultant from and against any and all liabilities and damages in connection with the Company's ownership and operation and, without limiting the foregoing, shall pay the Consultant's legal fees and expenses if Consultant is named as a defendant in any proceedings brought in connection with the services provided hereunder.

10.  Indemnification  of  the  Company  by  the  Consultant.

     Consultant shall indemnify and hold harmless the Company and its principals from and against any and all liabilities and damages arising out of actions taken by Consultant in connection with his services as consultant, which actions were not authorized by the Company.

11.  Arbitration.

     Any and all conflicts, disputes and disagreements arising out of or in connection with any aspect of the Agreement shall be subject to arbitration in accordance with the rules of The American Arbitration Association then in effect. Written Notice of Dispute shall be served by either Party upon the other Party at its address set forth herein or such other address as it shall have provided in writing for that purpose, and the arbitration date shall be set no later than two months from the date such Notice is served. The dispute shall be submitted to The American Arbitration Association in the headquarters nearest to the Company's office. The Parties designate any State or Federal court in the State of Utah as the court in which any arbitration award shall be subject to confirmation, and will abide by such confirmation.

12.  Entire  Understanding/Incorporation  of  other  Documents.

     This Agreement contains the entire understanding of the Parties with regard to the subject matter hereof, superseding any and all prior agreements or understandings whether oral or written, and no further or additional agreements, promises, representations or covenants may be inferred or construed to exist between the Parties.

13.  No  Assignment  or  Delegation  Without  Prior  Approval.

     No portion of the Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person or party without the prior written consent of the Parties except by operation of law or as otherwise set forth herein.

14.  Survival  of  Agreement.

     The Agreement and all of its terms shall inure to the benefit of any permitted assignees of or lawful successors to either Party.

15.  No  Amendment  Except  in  Writing.

     Neither the Agreement nor any of its provisions may be altered or amended except in a dated writing signed by the Parties.

16.  Waiver  of  Breach.

     No waiver of any breach of any provision hereof shall be deemed to constitute a continuing waiver or a waiver of any other portion of the Agreement.

17.  Severability  of  the  Agreement.

     Except as otherwise provided herein, if any provision hereof is deemed by arbitration or a court of competent jurisdiction to be legally unenforceable or void, such provision shall be stricken from the Agreement and the remainder hereof shall remain in full force and effect.

18.  Governing  Law.

     The Agreement and its provisions shall be construed in accordance with and pursuant to, and governed by, the laws of the State of New York, as applicable to agreements to be performed solely within the State of New York, without regard to its conflict-of-laws provisions then in effect.

19.  No  Construction  Against  Drafter.

     The Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing the drafting hereof.


     IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.


                                By:  /s/  John Taylor
                                   ---------------------------------------------
                                   John Taylor, Consultant


                                   FONECASH, INC.


                                By:  /s/  Daniel E. Charboneau
                                   ---------------------------------------------
                                   Daniel E. Charboneau, Chief Executive Officer